UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                           _____________________

                                 FORM 8-K
                           _____________________


           CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NO.: 0-25380

                        Date of Report: June 1, 2006


                       ULTRADATA SYSTEMS, INCORPORATED
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)


                     Delaware                43-1401158
      -----------------------------------------------------------------
      (State of other jurisdiction of       (IRS Employer
       incorporation or organization         Identification No.)


       1240 Dielman Industrial Court, St. Louis, MO            63132
      -----------------------------------------------------------------
      (Address of principal executive offices)              (Zip Code)


                               (314) 997-2250
             ---------------------------------------------------
             (Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange
     Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement
Item 3.02  Unregistered Sale of Equity Securities
Item 5.01  Changes in Control of Registrant
Item 5.02  Departure of Directors or Principal Officers
Item 5.03  Amendment to Articles of Incorporation

On June 1, 2006 Ultradata entered into a group of agreements. The purpose of the agreements is to facilitate the disposal of Ultradata's current operations and enable Ultradata to acquire a new business under new management. The business that will be acquired has not yet been determined.

One of the agreements signed on June 1, 2006, the Assignment and Assumption Agreement, effected the transfer of all of Ultradata's operating assets to a wholly-owned subsidiary named "RW Data, Inc." In the same agreement, RW Data agreed to pay all of Ultradata's debts and obligations existing on June 1, 2006.

On the same date Ultradata and RW Data entered into a Management Agreement with Monte Ross, Ernest Clarke and Mark Peterson (the "Managers"), who are currently officers and members of Ultradata's Board of Directors. The Managers agreed to the termination of their employment agreements with Ultradata, and that they would instead assume responsibility for the management of RW Data, Inc. The Managers undertake to use their best efforts to effect a sale of RW Data during 2006. In consideration for their commitment, Ultradata issued to the Managers a total of 100,000 shares of Series C Preferred Stock and granted them options to purchase a total of 50,000 additional Series C shares for $150,000.

The Managers will be able to convert the Series C Preferred Stock into 2% of the outstanding Ultradata shares (3% if they exercise the option for additional Series C shares), but only if Ultradata has acquired an operating company during 2006. Otherwise the Series C Preferred Stock will be cancelled. If the 100,000 shares of Series C Preferred Stock are converted into common stock, the Managers will be entitled to sell the shares to Ultradata after April 1, 2007 for a price equal to the sum of $275,000 less all liabilities of RW Data at December 31, 2006 and all liabilities of Ultradata that existed on June 1, 2006 and remain on the balance sheet on December 31, 2006. In the event that the afore-mentioned liabilities exceed $275,000, then the Managers will be required to surrender one Series C share for each $2.75 of excess liabilities.

On June 1, 2006 Ultradata sold to Warner Technology & Investment Corp. ("Warner") 210,000 shares of Series B Preferred Stock for $210,000 in cash paid on that date. The holder of the Series B shares will be entitled to cast 51% of the votes at any shareholders meeting. Warner will be entitled to convert the Series B stock into 10% of the outstanding Ultradata shares, but only if Ultradata has acquired an operating company during 2006. Otherwise the Series B Preferred Stock will be cancelled.

In connection with the purchase by Warner of the Series B Preferred Stock, the present directors of Ultradata have elected to the Board two designees of Warner and have submitted their resignations from the Board, effective ten days after Ultradata mails an announcement of the change in control to its record shareholders. After that change of control, Warner and its designees to the Board will bear responsibility for negotiating the acquisition of an operating company. The Certificate of Designation of the Series C stock provides, however, that no corporation acquisition can be completed without the approval of the holders of the Series C stock - i.e. the Managers. In the Management Agreement, the Managers agreed that they will approve any corporate acquisition in which (a) the acquired company had not less than $2.5 million in revenue and not less than $700,000 in net pre-tax income in the year ended September 30, 2005, (b) the shareholders of Ultradata on June 1, 2006 and the holders of the Series C Preferred Stock will, on closing of the acquisition, own not less than five percent of the equity in Ultradata, and (c) there are no other material terms of the corporate acquisition that are objectionable to the Managers.

Item 9.01	Financial Statements and Exhibits

Exhibits

3-a	Certificate of Designation of Series B Preferred Stock

3-b	Certificate of Designation of Series C Preferred Stock.

10-a	Stock Purchase Agreement dated June 1, 2006 among Ultradata
        Systems, Incorporated, RW Data, Inc. and Warner Technology & Investment Corp.

10-b	Assignment and Assumption Agreement between Ultradata Systems,
        Incorporated and RW Data, Inc.

10-c	Management Agreement among Ultradata Systems, Incorporated, RW
        Data, Inc., Monte Ross, Ernest Clarke and Mark Peterson.


                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 ULTRADATA SYSTEMS, INCORPORATED

Dated: June 5, 2006              By:  /s/ Monte Ross
                                 ------------------------------------
                                 Monte Ross, Chief Executive Officer